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                                                                     Exhibit 5.1

                 [Letterhead of Bracewell & Patterson, L.L.P.]


                               December 22, 1997



Sonat Inc.
1900 Fifth Avenue North
Birmingham, Alabama 35203

Ladies and Gentlemen:

We are acting as counsel to Sonat Inc., a Delaware corporation ("Sonat"), in connection with the Registration Statement on Form S-4 (Registration No. 333-41851), as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the merger (the "Merger") of a wholly-owned subsidiary of Sonat with and into Zilkha Energy Company, a Delaware Corporation ("Zilkha"). Pursuant to the Agreement and Plan of Merger dated as of November 22, 1997 between Zilkha and Sonat ("Merger Agreement"), Sonat will issue to the holders of Zilkha Stock in the Merger shares of Sonat's Common Stock, $1.00 par value, including associated preference stock purchase rights ("Sonat Common Stock). Capitalized terms used herein have the meanings set forth in the Registration Statement, unless otherwise defined herein.

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all original or certified copies submitted to us as conformed or reproduction copies. We also have assumed, with respect to all parties to agreements or instruments relevant hereto other than Sonat, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to various questions of fact relevant to such opinion, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of Sonat, and others.




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Sonat Inc.
December 22, 1997
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Based upon the foregoing and such other considerations as we deem relevant and assuming that all shares of Zilkha Stock are validly issued, fully paid and nonassessable, it is our opinion that, when shares of Sonat Common Stock are issued upon the consummation of the Merger in accordance with the terms of the Merger Agreement, such shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Proxy Statement/Prospectus forming a part of the Registration Statement as having passed upon the validity of the issuance of the shares of Sonat Common Stock in the Merger. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                               Very truly yours,



                                               /s/ Bracewell & Patterson, L.L.P.